Exhibit 99.1

NEWS RELEASE

August 14, 2003

KANKAKEE BANCORP, INC.

310 South Schuyler Avenue
P.O. Box 3	(815) 937-4440
Kankakee, IL 60901-0003	Fax: (815) 937-3674

For more information contact:	For Immediate Release
Michael A. Griffith,
Chairman of the Board

James M. Lindstrom,
Chief Financial Officer

KANKAKEE BANCORP ANNOUNCES A SECOND QUARTER LOSS

AND COMPLETION OF INTERNAL LOAN REVIEW

Kankakee, Illinois . . . . .(August 14, 2003) Kankakee Bancorp, Inc. (AMEX:KNK), today released financial results for the second fiscal quarter ended June 30, 2003. The Company reported a net loss of $1,503,000 ($1.61 per share), compared to net income of $938,000 ($0.78 per share), for the comparable 2002 period. For the first six months of 2003, the Company reported a net loss of $132,000 ($0.13 per share), compared to net income of $1,832,000 ($1.51 per share), for the comparable period in 2002.

Commercial Loan Portfolio Review

During the second quarter of 2003, the Company completed a previously disclosed special six-month commercial loan portfolio review and adopted a new, comprehensive loan policy. To lead this review, the Company retained an experienced outside consultant with over 25 years experience in lending and workouts and subsequently hired the consultant as a full-time Vice President of Commercial Lending, reporting directly to the Audit Committee of the Board of Directors. The Vice President and a team of experienced lending professionals reviewed 160 loans that totaled $56.5 million, including all loans, and groups of loans, over $1 million.

The review team recently reported its recommendation to both the Audit Committee and the Board of Directors. Based in part on additional information gathered during the review process, the report concluded that additional provisions were required, the majority of which centered on a previously-reported group of borrowers. This group of real estate related loans was the subject of a $3.1 million loan loss provision taken in the third quarter of 2002. Upon the recommendation of the review team, the Company is taking an additional charge of $3.1 million against this group of loans during the second quarter of 2003.

In addition, the review team recommended several additional actions. First, they recommended an additional increase in the provision for loan losses of $0.6 million, both for specified (identified) loans and general reserves. Second, the review team recommended that $3.5 million of loans should be reclassified as non-accruing. Third, new procedures were recommended to be added to the loan review process. The Company’s Board of Directors adopted the recommendations of the credit review team, including the $3.7 million provision to be taken in the second quarter of 2003.

The Company continues to maintain an adequate level of cash and other liquid assets to fund an increase in the volume of loan commitments, deposit withdrawals and other obligations. As of June 30, 2003, the Company had $73.0 million of cash and cash equivalents, investment securities of $38.6 million and mortgage-backed securities of $27.3 million.

Michael A. Griffith, Chairman of Kankakee Bancorp, Inc., said “We have made great progress toward our goal of cleaning up our balance sheet and positioning the Company for the merger with Aviston Financial Corporation that is scheduled to close in the third quarter. We reduced total commercial loan exposure and improved credit quality through aggressive management of existing loans. Additionally, our leadership team was recently enhanced with the addition of a new Chief Financial Officer, who has begun implementation of a new asset/liability management program and branch-level profitability systems. Our leadership team will be further strengthened with the addition of Thomas A. Daiber as Chief Executive Officer and Brad S. Rench as Senior Commercial Lending Officer once the Aviston Financial merger is completed.”

Mr. Griffith stated, “Our focus during the third quarter is on the integration of the State Bank of Aviston into KFS Bank’s operations, including the realization of cost efficiencies, as well as product and service enhancements. Along with a strong loan portfolio and deposit base, we will also boast a well-capitalized balance sheet. Before issuance of up to 350,196 shares to effect the merger, our Tier I Capital equaled $35.2 million or 11.2% of risk weighted assets as of June 30, 2003. The new leadership team will attack the immediate challenge of returning to greater profitability, with a goal of being in the upper quartile of our peer group. We intend to continue the growth of KFS Bank and will continue until we have established our organization as the premier financial institution in central Illinois. Our market focus is the central Illinois market between Chicago and St. Louis.”

Additional Charges

Second quarter results were negatively impacted by two other charges. The first charge of $281,000 ($0.18 per share, after tax) reflects a decrease in the value of mortgage servicing rights, as determined by internal policies, which are based on prior period trends. Management believes that in the recent rising mortgage rate environment, mortgage servicing rights have greater value, not lesser value, due to lengthening of the probable maturity of the underlying mortgages, and that this charge will likely be reversed in subsequent periods. Nevertheless, this accounting is highly conservative and is consistent with past practice. The second charge of $225,000 ($0.14 per share, after tax) reflects severance and expenses associated with the termination of employment of the former chief executive officer, chief financial officer and general counsel.

Quarterly Results

The Company reported a net loss of $1,503,000 for the quarter, compared to $938,000 for the comparable 2002 period, a decrease of $2.4 million. The basic loss per share was $1.61 for the quarter ended June 30, 2003, compared to basic earnings per share of $0.78 for the same 2002 period. The diluted loss per share was $1.61 for the quarter ended June 30, 2003, compared to diluted earnings per share of $0.77 for the same 2002 period. During the second quarter of 2003, net interest income before provision for losses on loans was $3.7 million, or $417,000 (10.2%) less than for the same period in 2002. The net interest margin for the three months ended June 30, 2003 was 3.09% compared to 3.25% for the same period in 2002. Net interest income was impacted by average earning assets declining more significantly than average interest bearing liabilities and due to declining rates of earning assets in the continued low interest rate environment.

During the second quarter of 2003, the provision for losses on loans was $3,683,000, compared to $464,000 for the same period in 2002. This increase in the provision was a direct result of management’s review of the commercial loan portfolio.

Other income of $1.1 million for the second quarter of 2003 increased by $2,000, or 0.2%. Net gain on loans held for sale increased by $306,000 (176.0%) in the second quarter of 2003 from $174,000 for the same period of 2002. The unprecedented volume of mortgage originations continued during the first half of the year. While mortgage rates remain near historically low levels, we do not anticipate that this level of mortgage sales gains will continue throughout the remainder of the year. This increase was partially offset by a decrease of $279,000 (41.6%) in fee income, which included an expense of $281,000 from the revaluation of the carrying value of mortgage servicing rights.

General and administrative expenses for the second quarter of 2003 were $3.6 million, or $225,000 (6.7%), greater than those for the second quarter of 2002. There were increases of $123,000 (6.9%) in compensation and benefits, $63,000 (43.6%) in furniture and equipment expense and $54,000 (69.0%) in telephone and postage. These increases were partially offset by a decrease of $48,000 (100.0%) in the provision for losses on foreclosed assets.

The annualized return on stockholders’ equity was (18.73)% for the three-month period ended June 30, 2003, compared to 9.12% for the comparable 2002 period. The annualized return on assets for the first quarter of 2003 was (1.18)% compared to 0.69% for the second quarter of 2002.

Six Month Results

For the first six months of 2003, net income decreased to a loss of $132,000 compared to earnings of $1.8 million for the first six months of 2002. Diluted earnings per share decreased to a loss of $0.13 from $1.49 for the first six months of 2002. Net interest income before provision for losses on loans was $7.7 million for the six month period of 2003, or $272,000 (3.4%) less than for the same period in 2002. The net interest margin for the six months ended June 30, 2003 was 3.18% compared to 3.29% for the same period in 2002. Net interest income was impacted by average earning assets declining more significantly than average interest bearing liabilities and due to declining rates of earning assets in the continued low interest rate environment.

During the first half of 2003, the provision for losses on loans was $3,749,000, compared to $612,000 for the same period in 2002. The increase in the provision was a direct result of management’s review of the commercial loan portfolio.

Other income increased by $784,000, or 37.8%, from $2.1 million for the first half of 2002 to $2.9 million for the first six months of 2003. Net gain on loans held for sale increased by $450,000 (109.3%) to $862,000 in the first six months of 2003 from $412,000 for the same period of 2002. The year to date income also reflects a gain of $478,000 from the sale of a branch office in the first six months of 2003. These increases were partially offset by a decrease of $237,000 (18.8%) in fee income, which included an expense of $281,000 from the revaluation of mortgage servicing rights.

General and administrative expenses for the first six months of 2003 were $7.3 million, or $514,000 (7.6%), greater than those for the same period of 2002. There were increases of $228,000 (6.4%) in compensation and benefits, $62,000 (10.5%) in occupancy expense, $90,000 (30.7%) in furniture and equipment expense, $42,000 (27.1%) in advertising expense, $78,000 (4.9%) in other general and administrative expense and $56,000 (26.1%) in telephone and postage. These increases were partially offset by a decrease of $44,000 (81.7%) in the provision for losses on foreclosed assets. The increase in compensation and benefits was primarily due to $225,000 of severance for three senior officers of the Company. Increases in furniture and equipment expenses and telephone and postage expenses were due to increased depreciation and new communications systems, respectively.

The annualized return on stockholders’ equity was (0.76)% for the six months ended June 30, 2003 compared to 8.9% for the comparable 2002 period. The annualized return on assets for the first six months of 2003 was (0.05)% compared to 0.71% for the first six months of 2002.

Financial Condition

The Company’s total assets were $517.0 million at June 30, 2003, a decrease of $29.4 million, or 5.4%, from total assets of $546.4 million at December 31, 2002. Decreases of $10.9 million in mortgage-backed securities available-for-sale, $40.7 million in loans and $7.0 million in investment securities available-for-sale were partially offset by an increase of $25.6 million in cash and cash equivalents and $1.6 million in other assets. The decrease in total assets during the first six months was the result of several factors. The sale of the Hoopeston, Illinois office reduced deposits by $19.4 million, loans by $6.4 million and cash and cash equivalents by $12.3 million. In addition, principal payments and prepayments on both loans and mortgage-backed securities available-for-sale continued at an abnormally high rate due to the current low interest rate environment, which continued to make refinancing attractive for borrowers. Management also reduced total commercial loan exposure and improved credit quality through aggressive management of existing loans.

Stockholders’ equity totaled $31.1 million at June 30, 2003, reflecting a decrease of $10.0 million compared to December 31, 2002. The decrease was the result of $9.3 million of common stock repurchases, dividend payments, a decrease in the unrealized gains on securities available-for-sale and net loss. There were 932,611 shares of common stock outstanding at June 30, 2003, compared to 1,165,881 shares of common stock outstanding at December 31, 2002. Equity per share of common stock decreased by $1.93 to $33.33 at June 30, 2003 from $35.26 at

December 31, 2002. At June 30, 2003, the capital ratios of KFS Bank, F.S.B., the Company’s wholly-owned subsidiary, continued to be in excess of regulatory requirements.

Kankakee Bancorp, Inc., and KFS Bank, F.S.B., are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates thirteen branches in six surrounding counties. Kankakee Bancorp, Inc. recently announced a merger with Aviston Financial Corporation, which reported $98 million in total assets at June 30, 2003 and operates three locations in southwestern Illinois. As part of the transaction, Kankakee and Aviston will also combine their subsidiary banks, and the resulting institution will have approximately 210 employees. The merger of Kankakee and Aviston, which is subject to stockholder and regulatory approval, is expected to close during the third quarter of 2003.

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Financial Highlights

Condensed Consolidated Statements of Income

Attached

The Company and Aviston Financial Corporation have filed a proxy statement and other relevant documents with the Securities and Exchange Commission (the “SEC”) concerning the merger of Aviston with and into the Company. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors are able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Company are available free of charge from its Corporate Secretary at 310 South Schuyler Avenue, Kankakee, Illinois 60901, telephone (815) 937-4440. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This document (including information incorporated by reference) contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon belies, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (I) the strength of the local and national economy; (ii) the economic impact of September 11th; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets: (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

KANKAKEE BANCORP, INC., AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Per Share Data)

	(Unaudited)
	Three Months Ended June 30,
	2003	2002
Total interest income	$6,641	$8,316
Total interest expense	2,979	4,238

Net interest income	3,662	4,078
Provision for losses on loans	3,683	464

Net interest income (loss) after provision for losses on loans	(21)	3,614
Other income:
Net gain on sales of assets	486	198
Fee income	392	671
Other	238	245

Total other income	1,116	1,114
Other expenses:
General and administrative	3,601	3,376

Income (loss) before income tax expense (benefit)	(2,506)	1,352
Income tax expense (benefit)	(1,003)	414

Net income (loss)	$(1,503)	$938

Net income (loss)	$(1,503)	$938
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net of related income taxes	(95)	731

Comprehensive income (loss)	$(1,598)	$1,669

Basic earnings (loss) per share	$(1.61)	$0.78

Diluted earnings (loss) per share	$(1.61)	$0.77

Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.09%	3.25%
Return on assets (ratio of net income (loss) to average total assets)	(1.18)%	0.69%
Return on equity (ratio of net income (loss) to average equity)	(18.73)%	9.12%

KANKAKEE BANCORP, INC., AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Per Share Data)

	(Unaudited) Six Months Ended June 30,
	2003	2002
Total interest income	$13,975	$16,096
Total interest expense	6,321	8,171

Net interest income	7,654	7,925
Provision for losses on loans	3,750	612

Net interest income after provision for losses on loans	3,904	7,313
Other income:
Net gain on sales of assets	894	446
Net gain on sales of branch office	478	—
Fee income	1,024	1,261
Other	461	367

Total other income	2,857	2,074
Other expenses:
General and administrative	7,270	6,756

Income (loss) before income tax expense (benefit)	(509)	2,631
Income tax expense (benefit)	(377)	799

Net income (loss)	$(132)	$1,832

Net income (loss)	$(132)	$1,832
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net of related income taxes	(264)	365

Comprehensive income (loss)	$(396)	$2,197

Basic earnings (loss) per share	$(0.13)	$1.51

Diluted earnings (loss) per share	$(0.13)	$1.49

Selected operating ratios (annualized):
Net interest margin (ratio of net interest income to average interest-earning assets)	3.18%	3.29%
Return on assets (ratio of net income (loss) to average total assets)	(0.05)%	0.71%
Return on equity (ratio of net income (loss) to average equity)	(0.76)%	8.92%

KANKAKEE BANCORP, INC., AND SUBSIDIARY

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data)

	(Unaudited)
	June 30, 2003	December 31, 2002
Selected Financial Condition Data:
Total assets	$516,972	$546,404
Net loans, including loans held for sale	344,015	384,367
Allowance for losses on loans	8,950	6,524
Mortgage-backed securities	22	26
Mortgage-backed securities—available-for-sale	27,317	38,179
Investment securities, including certificates of deposit	942	1,117
Investment securities—available-for-sale	37,662	44,459
Deposits	425,595	432,032
Total borrowings	58,700	69,700
Unrealized gains on securities available-for-sale, net of related income taxes	1,367	1,631
Stockholders’ equity	31,087	41,107

Shares outstanding	932,611	1,165,881

Stockholders’ equity per share	$33.33	$35.26

Selected asset quality ratios:
Non-performing assets to total assets	1.87%	2.03%
Allowance for losses on loans to non-performing loans	97.63%	63.51%
Classified assets to total assets	2.59%	2.93%
Allowance for losses on loans to classified assets	66.79%	40.76%

Non-performing asset analysis:
Non-accrual loans	$9,005	$6,834
Loans past due 90 days and accruing	162	3,439
Real estate owned and repossessed assets	213	316
Restructured troubled debt	264	480

Total	$9,644	$11,069

Net charge-offs for quarter	$1,143

	Three Months Ended 6/30/03 (Unaudited)
Financial condition averages:
Total assets	$518,154
Earning assets	475,689
Net loans, including loans held for sale	354,284
Stockholders’ equity	32,537
Deposits	422,746
Borrowings	58,850

Average outstanding shares, including equivalents	1,000,868